Exhibit 10.11.4

July 18, 2016

Leandra Fishman

Re: Offer of Employment with SendGrid, Inc.

Dear Leandra,

SendGrid, Inc. (the “Company”) is very pleased to offer you employment as SVP Sales & Customer Success beginning on August 15, 2016. This letter states the complete terms and conditions of your offer, subject to a satisfactory result of references and a background check. If you agree to these terms and conditions, please sign at the end of this letter in the space indicated.

1.                                      Duties. As SVP Sales & Customer Success, you will serve as a key member of the executive team and be responsible for owning a multi-year sales and customer success strategy, while managing a highly functioning team. You will report to Sameer Dholakia, CEO, who will be primarily responsible for evaluating your performance. The Company may change your position, title, duties, and place of employment from time to time as it deems necessary.

2.                                      Compensation and Benefits. Beginning on August 15, 2016, you will be compensated according to the Compensation Plan attached hereto as Exhibit A, and receive benefits according to our enrollment eligibility process. The Company may modify your compensation and benefits from time to time in its sole discretion. In addition, subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase .80% of the Company’s common stock based upon the fully diluted shares outstanding on your start date. The option will be subject to the terms, conditions and vesting applicable to options granted under the Company’s 2012 Equity Incentive Plan, as described in that Plan and the applicable grant award documents. One-fourth of the options vest one year after the vesting commencement date; the balance of the options vest in a series of 36 successive equal monthly installments.

3.                                      Company Agreements. One of the conditions of your employment with the Company is the maintenance of the confidentiality of the Company’s proprietary and confidential information. In your work for the Company, you will not use or disclose any confidential information, including trade secrets, of any former company or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information that is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain or which is otherwise provided or developed by the Company. While working for the Company from your personal residence or elsewhere, you also should not use any unpublished documents or property belonging to any former Company or other person to whom you have an obligation of confidentiality. During our discussions about your job duties, you assured us that you would be able to perform those duties within the guidelines described above. This offer is conditioned upon you executing the Company’s Employee Proprietary Information and Inventions Agreement upon commencement of your employment.

4.                                      At-Will Employment. Your employment with the Company will be “at-will.” This means that either you or the Company may terminate your employment at any time, with or without cause, with or without notice, and for any reason or no reason. Any contrary representations or agreements which may have been made to you are superseded by this offer. The “at-will” nature of your employment described in this offer letter shall constitute the entire agreement between you and the Company concerning the nature and duration of your employment. Though your job duties, title, compensation, and benefits may change over time, none of these events change our agreement that you are an “at-will” employee. In addition, the fact that the rate of your salary or other compensation is stated in units of years or months and that your vacation and sick leave accrue annually or monthly does not alter the at-will nature of your employment, and does not mean and should not be interpreted to mean that you are guaranteed employment for any period time. The “at-will” term of your employment with the Company can only be changed in a writing signed by you and the CEO of the Company. In addition, if a Change in Control occurs and as of, or within twelve (12) months after, the effective time of such Change in Control your employment terminates due to an involuntary termination other than for Cause or due to a voluntary termination with Good Reason, then, as of the date of termination, the vesting and exercisability of your unvested options shall be accelerated in full immediately prior to such termination. “Cause” shall include your involvement in fraud, embezzlement or criminal activity. “Good Reason” shall include the assignment to you of any duties or responsibilities that results in a material diminution in your function or a material reduction by the Company in your annual base salary.

5.                                      Exempt Employment. The Company’s regular working day is from 8 a.m. to 5 p.m., Monday through Friday. As an exempt, salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

6.                                      Miscellaneous. This letter and any other documents subsequently signed by you constitute the complete and exclusive terms and conditions of your employment and supercede any and all prior agreements, whether written or oral. This agreement will be governed by and construed according to the laws of the State of Colorado. By joining the Company, you are agreeing to abide by all laws and regulations, all the Company policies and procedures and that you are bound by the terms and conditions of the Company’s Business Protection Agreement (if any). Violations of these policies may lead to immediate termination of employment in the Company’s sole discretion. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

We look forward to having you join us at the Company. If you wish to accept this offer under the terms and conditions described above please sign and date this document and return it to Human Resources by July 20, 2016. If you have any questions about the terms of this offer, please do not hesitate to call us to discuss at your earliest convenience.

Sincerely,

/s/ Sameer Dholakia
Sameer Dholakia, CEO
SendGrid, Inc.

I have read this offer and I understand and accept its terms.

/s/ Leandra Fishman
Leandra Fishman

Date: 7/18/2016

EXHIBIT A

COMPENSATION

Your starting semi-monthly base salary will be $9,375, which is equivalent to $225,000 on an annualized basis. Your annual sales commission target will be $135,000. You will also be eligible to participate in our Executive Bonus Plan with an annual target bonus of $90,000, for a potential annualized compensation of $450,000. The variable components will be pro-rated for the 2016 calendar year. Your compensation is subject to adjustment from time to time in accordance with the company’s compensation policies.

In addition, the Company will cover travel and other reasonable expenses associated with the commute to and from your home office. This includes access to a company-leased Denver-based apartment rental.

You will also be eligible to participate in the benefit programs the Company makes available to its employees. Your eligibility and participation will be subject to the terms of the benefit programs and policies, and all benefits are subject to change or elimination at the sole discretion of the Company.

SendGrid, Inc.

2016 Executive Bonus Plan

SendGrid, Inc. Confidential

SendGrid, Inc.
2016 Executive Bonus Plan
Adopted Effective January 1, 2016

Program Objectives

We believe it is important to tie our compensation to individual and company performance. The 2016 Executive Bonus Plan (the “Bonus Plan”) provides an opportunity whereby certain employees (a “Participant”) may be eligible to receive a bonus (a “Bonus”) based on a combination of the Participant’s Individual Performance and the Company’s Performance.

Eligibility

Participants are eligible to participate in the Bonus Plan as determined by the Chief Executive Officer. The Participant must be employed and in good standing on the date of the Target Bonus payment to be eligible for any portion of the Target Bonus and must execute the Participation Agreement attached hereto as Exhibit A.

Bonus Plan Cycle

The effective date of this Bonus Plan is January 1, 2016. Participant’s Target Bonus for the full calendar year shall be as defined in the Participant’s Participation Agreement. The Target Bonus will be paid on a regular payroll cycle no more than 75 calendar days following the end of the Bonus Period. For purposes of this Bonus Plan, the Bonus Period is defined as the completion of calendar year 2016.

Weighting of Awards

Eligibility to receive a Participant’s Target Bonus is based upon a combination Individual Performance, weighted at 20% of Target Bonus, and the Company’s Performance (defined below), weighted at 80% of Target Bonus for the Bonus Period.

Individual Performance

The Individual Performance Achievement of the potential Target Bonus shall consist of demonstrable activity of both competencies and responsibilities resulting in the following ratings.

Rating	Description	% of Target Bonus
1 - Insufficient	Objectives were not achieved and the outcomes were poor	0%
2 - Below Expectations	Objectives were not quite achieved and the results were below expectations	<10%
3 - Good	Objectives were achieved and the results were what was expected	20%
4 - Great	Objectives were achieved and the results were beyond expectations	Discretionary
5 - Amazing	Objectives were achieved and the results were truly outstanding	Discretionary

Company Performance

The Company Performance Achievement of the potential Target Bonus shall consist of an array of metrics that reflect our Enduring Measures of Success to include: 1. Customer Satisfaction, 2. Employee Engagement, 3. Innovation, 4. Revenue growth and 5. Profitability. Annualized recurring revenue (“ARR”) is calculated by multiplying the Q4 2016 recurring revenue by four (4).

Enduring Measure Connection	Metric 2016 Plan ($MM)		% of Target Bonus @ 100% Achievement
Financial	Revenue (GAAP)	$76.5	12.50%
Financial	ARR (Q4)	$85.5	12.50%
Financial	2H Adjusted NI	$0.5	25%
Customer	NPS	42	10%
Employee Engagement	Engagement%	75	10%
Innovation	ARR from New Products	$8.3MM	10%

2016 Revenue Payout Matrix

2016 Revenue Goals ($MM)

	Range	Low	Base	High
Revenue (GAAP)	(20)% to +20%	$61.20	$76.50	$91.80
ARR (Q4)	(10)% to +10%	$76.95	$85.50	$94.05

		Revenue (GAAP)
		Low	Base	High
	Low	80%	85%	90%
ARR (Q4)	Base	85%	100%	105%
	High	90%	115%	120%

Other Variable Comp Elements Payout Matrix

			Payout Targets
Goal	Base Plan	Low (-20%)	Base	High (+20%)
2H Adjusted NI (MM)	$0.50	$0.40	$0.50	$0.60
NPS	42	34	42	50
Engagement	75	60	75	90

Goal		Payout %
2H Adjusted NI	80%	100%	120%
NPS	80%	100%	120%
Engagement	80%	100%	120%

Goal	Base Payout	Payout % of Total Variable in 2016
2H Adjusted NI	25%	20%	25%	30%
NPS	10%	8%	10%	12%
Engagement	10%	8%	10%	12%

Zero (0) payout below 80% achievement and capped payout above 120% achievement. If results fall between levels then the respective Bonus percentage will be calculated based on linear interpolation.

Miscellaneous

This Bonus Plan supersedes any and all other bonus plans that may have been discussed prior to the effective date of this Bonus Plan.

Eligible employees starting in their position after July 1st may or may not have their Target Bonus prorated. Determination of proration is at the discretion of the CEO and/or the Company’s Board of Directors.

Participants who were on a leave of absence 30 or more days during during the Bonus Plan period are eligible for a prorated Target Bonus consideration.

The Company reserves the right to amend, discontinue or rescind this Bonus Plan at any time and /or add, reduce or limit the amount of any Bonus payments or to limit the number of participants any time such actions are deemed appropriate and in the best interest of the Company.

The Bonus Plan is intended to provide a financial incentive to Participants and is not intended to confer any rights to continued employment upon Participants whose employment will remain at-will and subject to termination by either the Company or Participant at any time, with or without cause or notice.

The rights and obligations of a Participant under the Bonus Plan will be governed by and interpreted, construed and enforced in accordance with the laws of the State of Colorado without regard to its or any other jurisdiction’s conflicts of laws principles.

The Bonus Plan and the executed Participation Agreement set forth all of the agreements and understandings between the Company and Participant with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the Company and Participant with respect to the subject matter hereof.

EXHIBIT A

SendGrid, Inc.
2016 Executive Bonus Plan
Participation Agreement

This Participation Agreement (the “Participation Agreement”) is entered into by and between SendGrid, Inc., a Delaware corporation (the “Company”), and the undersigned employee of the Company (“Participant”), as of the date set forth below.

This Participation Agreement is attached to a copy of the 2016 Executive Bonus Plan (the “Plan”). Each capitalized term not defined in this Participation Agreement will have the meaning ascribed to such term in the Plan.

The Board has designated you a Participant in the Plan. You are encouraged to read the Plan in its entirety. The final decision as to whether you have earned any payments under the Plan will be made by the Board or the Representative in accordance with the Plan.

Participant’s total Target Bonus for 2016 shall be $90,000 (“Target Bonus”).

In consideration of your eligibility to participate in the Plan as a Participant, a benefit to which you are not otherwise entitled, you hereby agree, to the greatest extent permitted by law, and to the extent applicable, to the following terms of the Plan:

1.                                      You must continue to be a satisfactory performer as determined by your manager.

2.                                      This Participation Agreement does not constitute a guarantee of a specific period or term of employment and does not constitute an employment contract. Your employment remains “at will”, and you continue to be subject to all company policies and guidelines.

3.                                      SendGrid reserves the right to change, eliminate or replace all or parts of the Plan at will at any time, with or without notice, to adjust targets, objectives, to terminate the Plan or make any other adjustments and changes deemed appropriate.

4.                                      This Participation Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Participation Agreement and the Participation Agreement shall not be modified or rescinded, except by a written Participation Agreement signed by SendGrid, Inc. and you. The provisions of this Agreement supersede all prior and contemporaneous discussions, writings and understandings of the parties with respect to the subject matter of this Participation Agreement.

To indicate your acceptance of your designation as a Participant in the Plan, please sign a copy of this Participation Agreement in the space indicated below.

/s/ Leandra Fishman	/s/ Sameer Dholakia
Leandra Fishman	Sameer Dholakia, CEO for SendGrid, Inc.

Date: 7/18/2016	Date: 8/23/2016